Exhibit 5



               Opinion of Mesirov Gelman Jaffe Cramer & Jamieson




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(215) 994-1000



                                                                   July 6, 1995


SECURITIES AND EXCHANGE COMMISSION
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                Re: Electronic Associates, Inc.
                    Registration File No. 33-81892

Gentlemen:

     This firm is counsel to Electronic Associates, Inc. (the "Company"). In such capacity, we have assisted in the preparation of the Company's Registration Statement on Form S-1, File No. 33-81892, as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, including, without limitation, Amendment No. 3 on Form S-3 which, among other things, converted such Registration Statement into a Registration Statement on Form S-3 (such Registration Statement, as amended is referred to as the "Registration Statement"). The Registration Statement covers 10,600,523 shares of the Company's Common Stock ("Shares") to be sold by certain securityholders named in the Registration Statement (the "Selling Securityholders") and 10,600,523 Preferred Stock Purchase Rights (the "Rights") associated with the Shares. Of the 10,600,523 Shares and associated Rights, (i) 6,724,439 Shares (the "Outstanding Shares") and associated Rights have been issued by the Company to certain of the Selling Securityholders and (ii) 3,876,084 Shares ("Warrant Shares") and associated Rights are issuable by the Company to certain of the Selling Securityholders upon exercise of certain warrants (the "Warrants").

     In this connection, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, as amended, its By-laws, as amended, resolutions of its Board of Directors and shareholders, the Warrants, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares and associated Rights, as we deemed appropriate for purposes of rendering this opinion.

     Based upon the foregoing, it is our opinion that:

          1. The Outstanding Shares and associated Rights are validly issued, fully paid and non-assessable; and

          2. The Warrant Shares, when issued and sold in accordance with the terms of, and for the consideration set forth in, the Warrants, will, together with the associated Rights, be validly issued, fully paid and non-assessable.


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SECURITIES AND EXCHANGE COMMISSION
July 6, 1995
Page Two



     We hereby expressly consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

     Richard P. Jaffe, a partner in this firm, is the Secretary of the Company.

                                     Very truly yours,


                                    /s/ Mesirov Gelman Jaffe Cramer & Jamieson